Exhibit 4.43

This UNDERWRITING AGREEMENT (this “Agreement”), is entered as of September 22, 2009, into by and between Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, a company of Grupo Financiero Banamex (“Accival”), J.P. Morgan Casa de Bolsa, S.A. de C.V., J.P. Morgan Grupo Financiero (“JPMorgan”), Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander (“Santander”), Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer (“BBVA Bancomer”), and HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC (“HSBC”; and HSBC together with Accival, JPMorgan, Santander and BBVA Bancomer, collectively referred to as the “Lead Mexican Underwriters”), CEMEX, S.A.B. de C.V. (alternatively, “Cemex” or the “Company”), Centro Distribuidor de Cemento, S.A. de C.V. (“Cedice”), Empresas Tolteca de Mexico, S.A. de C.V. (“ETM”) and Petrocemex, S.A. de C.V. (“Petrocemex”; and Petrocemex, together with Cedice and ETM, collectively referred to as the “Selling Shareholders”, and the Selling Shareholders together with Cemex, the “Sellers”).

PREAMBLE

1. Sellers desire to make a mixed public offering (primary and secondary) for the issuing and sale, in the United States of Mexico (“Mexico”), in the United States of America (the “United States”) and in other foreign markets, in the form of a simultaneous global offer (collectively, the “Global Offering”), of a total of one thousand four hundred ninety five million (1,495’000,000) ordinary participation certificates (certificados de participacion ordinaria), issued by the CPO Trust (as such term is defined hereinbelow), each of which has an underlying value two (2) Series A, ordinary shares of stock issued in registered form, without par value, and one (1) Series B, ordinary share of stock issued in registered form, without par value, all of them representing the capital stock of the Company (each one of such securities, a “CPO” and collectively, the “CPO’s”).

2. Subject to the terms and conditions hereinafter set forth, Cemex has the intent to offer for issue and sale, by means of a primary public offering and sale in, in the Bolsa Mexicana de Valores, S.A.B. de C.V. (the “BMV”), of two hundred and twenty five million (225’000,000) CPO’s, which is inclusive of forty eight million seven hundred and fifty thousand (48’750,000) CPO’s subject of the over-assignment option for Mexico (the “Optional CPO’s”), which option is to be granted by Cemex to the Lead Mexican Underwriters, trough JPMorgan, in connection with the Mexican Offering (as such term is defined hereinbelow), as described with more detail below (the “Mexican Over-Assignment Option”).

3. Subject to the terms and conditions hereinafter set forth, the Selling Shareholders have the intent to offer, in a secondary public offering in Mexico and with the BMV, one hundred forty eight million seven hundred fifty thousand (148’750,000) CPO’s.

4. Collectively, the primary and secondary offering of CPO’s publicly traded in Mexico by each of Cemex and the Selling Shareholders, respectively (collectively, the “Mexican Offering”), is in the amount of three hundred and twenty five million (325’000,000) of CPO’s, excluding the Mexican Over-Assignment Option, and three hundred seventy three million seven hundred and fifty thousand (373’750,000) CPO’s, inclusive of the Mexican Over-Assignment Option.

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June 5, 2010.

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5. Jointly with the Mexican Offering which is to be implemented through the BMV, the Sellers shall make a primary and secondary public offering of CPO’s in the United States, trough the New York Stock Exchange, and in other international trading markets (collectively, the “International Offering”), for a total amount of nine hundred and seventy five million (975’000,000) CPO’s, either in the form of CPO’s or in the form of American Depositary Shares (“ADS”), each ADS representing ten (10) CPO’s, together with one hundred and forty six million two hundred and fifty thousand (146’250,000) CPO’s referring to the primary portion of the International Offering, directly or through ADS’s subject matter of the over-assignment option to be afforded by Cemex to the underwriter agents of the International Offering, J.P. Morgan Securities Inc. (the “International Underwriters”, and the International Underwriters together with the Lead Mexican Underwriters, the “Underwriters”), under the terms of the applicable law.

6. For the purposes hereof, the aggregate of three hundred twenty five million (325’000,000) CPO’s which shall be offered by the Sellers through the Mexican Offering (in both, the primary and secondary offerings), shall hereinafter be referred to as the “Firm CPO’s”. The Firm CPO’s and the Optional CPO’s, collectively, shall be referred to as the “Offered CPO’s”, and the Offered CPO’s and the CPO’s or ADS to be offered in the International Offering, shall be referred to, collectively, as the as the “Securities”.

7. Concurrently with the execution hereof, the Sellers have entered into an international underwriting agreement (hereinafter the “International Underwriting Agreement”), with the International Underwriters, in connection with the International Offering.

8. Concurrently with the execution hereof, the Underwriters have entered into an agreement with various lead syndicated underwriters (hereinafter the “Intersyndicate Agreement”), setting forth, amongst other things, that J.P. Morgan Securities, Inc. is the global coordinator (with such character the “Global Coordinator”), in connection with the Global Offering for the sale of Securities, and the transfer of the Securities between the various underwriters.

9. Two (2) different prospectuses shall be used in connection with the Global Offering; one in connection with the Mexican Offering and the other one in connection with the International Offering.

RECITALS

I. The Company, through its agent, hereby declares that:

(a) The underlying shares representing the capital stock of the Company with regards to the Firm CPO’s and the underlying shares representing the capital stock of the Company with regards to the Optional CPO’s, have been validly issued pursuant to those resolutions taken at the Extraordinary Shareholders Meeting dated as of September 4, 2009, and are not subject to any preemptive or other similar right, and are free and clear of any and all liens, domain restrictions or options.

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June 5, 2010.

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(b) The Firm CPO’s which are being offered by the Company and by each of the Selling Shareholders in the Mexican Offering, and the Optional CPO’s which are being offered by Cemex in the Mexican Offering, have been validly issued by Banco Nacional de Mexico, S.A. de C.V., an entity of Grupo Financiero Banamex Accival, Division Fiduciaria (“Banamex”), acting as trustee in that certain trust agreement number 111033-9, dated as of September 6, 1999, as amended on November 21, 2002 and on January 8, 2007 (hereinafter the “CPO Trust”), and under the provisions of those certain minutes dated as of September 7, 2009, issued and executed unilaterally by Banamex, together with the [Mexican] National Banking and Securities Commission (Comision Nacional Bancaria y de Valores, the “CNBV”), and with Banco Mercantil del Norte, S.A., Institucion de Banca Multiple, Grupo Financiero Banorte, as the common agent (the “Issuing Minutes”), and the Offered CPO’s are not subject to any preemptive right or other similar right, and are free and clear of any and all liens, domain restrictions or options, and they are also free of any and all restrictions in connection with their transferability by or on behalf of the Company and of the Selling Shareholders to the Lead Mexican Underwriters, and are filed with the [Mexican] National Registry of Securities (Registro Nacional de Valores) maintained by the CNBV (the “RNV”), and are filed for their trading with the BMV; the terms of the CPO’s are consistent with their description as contained in the Mexican Prospectus; and there is no restriction whatsoever on subsequent transfers of said Securities pursuant to the Mexican laws except as otherwise disclosed in the Mexican Prospectus.

(c) All authorizations required with regards to the Mexican Offering, with the updated filings before the RNV, with the shares of stock of the Company underlying to the CPO’s and with the CPO’s, with the execution and performance of this Agreement by the Company, with regards to special conditions, as applicable, to which the Mexican Offering is subject, and with regards to the use of the initial prospectus dated as of September 8, 2009, and with regards to the final prospectus dated as of September 22, 2009 (collectively, both prospectuses referred to as the “Mexican Prospectus”), have been obtained from the CNBV and from the BMV, as applicable, and from all other applicable competent governmental agencies (the “Authorizations”); furthermore, the Offered CPO’s and the underlying shares of stock of the Company thereof, have been placed for deposit with the S.D. Indeval Institución para el Deposito de Valores, S.A. de C.V. (“Indeval”).

(d) The Mexican Prospectus have been prepared by the Company pursuant to, and at the time of the preparation thereof were compliant, and as of the date hereof are compliant, in all material aspects, with the requirements of the [Mexican] Stock Exchange Law (Ley del Mercado de Valores) and with the General Guidelines applicable to Issuers of Securities and Other Participants of the Stock Exchange Market (Disposiciones de Caracter General aplicables a las Emisoras de Valores y Otros Participantes del Mercado de Valores) promulgated thereunder by the CNBV (the “Guidelines for Issuers”), they do not contain any false statement relating to relevant information and do not fail to include any material information which could be misleading to investors.

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(e) It has been duly organized and exists as a variable capital public stock corporation (sociedad anonima bursatil de capital variable) pursuant to the laws of Mexico, and has the power and authority to be the owner of its assets and to conduct its business as described in the Mexican Prospectus, and it is fully authorized to execute this Agreement and to comply with its obligations hereunder, and is authorized as a foreign company, to conduct its business and is compliant with its obligations, pursuant to the laws of any other jurisdiction where the Company does business or otherwise owns assets; each of the subsidiaries of the Company has been duly organized and exists pursuant to the laws of its jurisdiction of incorporation; each of the subsidiaries of the Company, in other words, the companies on which the Company holds the majority of the shares representing their capital stock or on which the Company is entitled to appoint the majority of the members of its board of directors or its administration (collectively the “Subsidiaries”), has been duly organized and exists pursuant to the laws of their relevant jurisdiction of incorporation; each of the Subsidiaries is authorized, as a foreign company, to conduct its business and is compliant with its obligations pursuant to the laws of any other jurisdiction where it does business or otherwise owns assets; the Company is further authorized to execute this Agreement and to comply its obligations hereunder.

(f) Its paid in capital stock is as set forth in the Mexican Prospectus, and the entirety of the shares representing the capital stock of the Company have been duly issued, paid in full (except for the underlying shares of the CPO’s subject matter of the primary portion of the Mexican Offering, the underlying shares of the CPO’s subject matter of the primary portion of the International Offering and the shares maintained in the treasury of the Company to secure the issuing of various convertible liabilities of Cemex), and their terms are consistent with their description as contained in the Mexican Prospectus; the entirety of the outstanding shares representing the capital stock of the Subsidiaries have been duly issued, are paid in full, are not subject to any claim o third party rights, and the Company is, either directly or indirectly, the owner of such shares, and are free and clear of any lien, except for the liens created for the benefit of and other interests relating to the creditors of the Company, as disclosed in the Mexican Prospectus, and all of the shares of stock of the Company are filed with the RNV.

(g) Each of the CPO Trust and the Issuing Minutes have been duly executed by the Company and by Banamex, as applicable, and constitute valid and binding obligations of the Company and Banamex, enforceable against the Company and Cemex pursuant to its terms, subject to bankruptcy, insolvency, reorganization and other similar provisions generally applicable affecting the rights of creditors, the terms of the CPO Trust and of the Issuing Minutes are consistent with their terms as described in the Mexican Prospectus.

(h) This Agreement has been duly executed by Cemex and constitutes a valid and binding obligation of Cemex, enforceable against Cemex pursuant to its terms, subject to bankruptcy, insolvency, reorganization and other similar laws generally affecting creditors’ rights

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June 5, 2010.

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(i) Neither the execution of this Agreement, performance hereunder, nor the consummation of the transactions contemplated herein, violates or breaches any of the terms or provisions of any law or agreement to which the Company of any of the Subsidiaries are bound by or which are otherwise applicable to them, or which their assets are subject to (except for those violations which, individually or in the aggregate, do not have a material adverse effect in performance hereunder by the Company, or in the financial position, capital stock or operational results, of any of the Company and its Subsidiaries taken as a whole), and do not breach the provisions of the by-laws of the Company, or any license, authorization or order of any governmental authority having jurisdiction over the Company or over any of its Subsidiaries or its or their assets; and does not require the approval, authorization or order of, or the filing with any governmental agency, in order to subscribe, sell and pay the Offered CPO’s or to consummate the transactions contemplated herein, but except for the Authorizations, which the Company has secured and maintained in force.

(j) Neither the Company nor any of the Subsidiaries thereof is, as of the date hereof, in breach of any material obligation (affirmative or negative) whatsoever, as contained in the agreements by which they are bound.

(k) There are no legal or governmental proceedings pending, other than as disclosed in the Mexican Prospectus, to which the Company or any of its Subsidiaries are a party to, which, if resolved adversely against the Company or its Subsidiaries, individually or in the aggregate, could have a material adverse effect in the financial condition, the capital stock or operational results of the Company or any Subsidiary thereof, taken as a whole.

(l) The financial statements attached to the Mexican Prospectus, and those other [financial statements which are] incorporated thereto by reference, have been prepared pursuant to the financial reporting standards as applicable in Mexico, consistently applied, they have been approved by the general shareholders meeting of the Company (with regards to financial statements relating to full corporate years), and fairly represent the financial position of the Company and its Subsidiaries, in a consolidated form, as of the date of such financial statements, and from and after the date thereof, no event has occurred which could adversely and materially affect the financial position, the capital stock or operational results of the Company or any of its Subsidiaries taken as a whole.

(m) Its agent herein has the authority to execute this Agreement and to bind the Company pursuant to the terms hereof, and as of the date hereof, such capacity has neither been revoked nor limited in any form whatsoever.

II. Each of the Selling Shareholders trough their duly appointed agents, on their own behalf and individually, with regards to the Firm CPO’s listed opposite their names in the Exhibit A attached hereto, hereby declares that:

(a) It is the owner of record of each Firm CPO’s being offered by the relevant Selling Shareholder in the Mexican Offering, [each Firm CPO] has been duly issued by Banamex, acting as trustee in the CPO Trust, [each Firm CPO] has been paid

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in full, they are not subject to any preemptive right or other similar right, are free and clear of any lien, domain restriction or option, are free of any and all restrictions in connection with their transferability by or on behalf of the Company and of the relevant Selling Shareholders, are filed with the RNV, are filed for their trading with the BMV and been placed for deposit with Indeval; the terms of the CPO’s are consistent with their description as contained in the Mexican Prospectus; and there is no restriction whatsoever on subsequent transfers of the Firm CPO’s pursuant to the Mexican laws except as otherwise disclosed in the Mexican Prospectus.

(b) It has entered into that certain trust agreement number 110778-8, dated as of December 2, 1991, with Banamex, acting as trustee, the purpose of which is to underwrite the relevant Firm CPO’s in the Mexican Offering (hereinafter the “Selling Shareholders Trust”).

(c) All required authorizations for the execution and performance of this Agreement by the relevant Selling Shareholder, have been obtained from the CNBV and from the BMV, as applicable, and from all other applicable competent governmental agencies.

(d) In connection with information relating to the relevant Selling Shareholder, at the time of preparation of the Mexican Prospectus it was compliant, and as of the date hereof is compliant, in all material aspects, with the requirements of the [Mexican] Stock Exchange Law (Ley del Mercado de Valores) and with the Guidelines for Issuers, they do not contain any false statement relating to relevant information and do not fail to include any material information which could be misleading to investors.

(e) It has been duly organized and exists as a variable capital corporation (sociedad anonima de capital variable) pursuant to the laws of Mexico, and has the power and authority to be the owner of its relevant assets, it is fully authorized to execute this Agreement and to comply with its obligations hereunder.

(f) This Agreement has been duly executed by the relevant Selling Shareholder and constitutes a valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder pursuant to its terms, subject to bankruptcy, insolvency, reorganization and other similar laws generally affecting creditors’ rights.

(g) Neither the execution of this Agreement, performance hereunder, nor the consummation of the transactions contemplated herein, violates or breaches any of the terms or provisions of any law or agreement to which the relevant Selling Shareholder is bound by or which is otherwise applicable to it, or which its assets are subject to (except for those violations which, individually or in the aggregate, do not have a material adverse effect in performance hereunder by the Selling Shareholder), and do not breach the provisions of the by-laws of the relevant Selling Shareholder, or any license, authorization or order of any governmental authority having jurisdiction over the Selling Shareholder; and does not require the approval, authorization or order of, or the filing with any governmental agency, in order to

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subscribe, sell and pay the Offered CPO’s or to consummate the transactions contemplated herein, but except for the Authorizations may have been secured and maintained in force.

(h) There are no legal or governmental proceedings pending, other than as disclosed in the Mexican Prospectus, to which the relevant Selling Shareholder is a party to, which, if resolved adversely against the Selling Shareholder, individually or in the aggregate, could have a material adverse effect in the relevant Selling Shareholder or in its capacity to perform hereunder.

(i) Its agent herein has the authority to execute this Agreement and to bind the relevant Selling Shareholder pursuant to the terms hereof, and as of the date hereof, such capacity has neither been revoked nor limited in any form whatsoever.

III. Each of the Lead Mexican Underwriters, on their own behalf and trough their duly appointed agents, hereby declares:

(a) It is an investment dealer (casa de bolsa) duly organized and existing pursuant to the laws of Mexico.

(b) Has all the required authorizations to enter into and perform under the terms of this Agreement, and has the necessary authority to execute this Agreement and perform as provided herein.

(c) This Agreement has been duly executed by the relevant Lead Mexican Underwriter and constitutes a valid and binding obligation of the relevant Lead Mexican Underwriter, enforceable against the Lead Mexican Underwriter pursuant to its terms, subject to bankruptcy, insolvency, reorganization and other similar laws generally affecting creditors’ rights.

(d) Neither the execution of this Agreement, performance hereunder consistent with its terms, nor the consummation of the transactions contemplated, violates or breaches any of the terms or provisions of any law or agreement to which it is a party.

(e) Its agent herein has the authority to execute this Agreement and to bind such party pursuant to the terms hereof, and as of the date hereof, such capacity has neither been revoked nor limited in any form whatsoever.

NOW, THEREFORE, in view of the above the parties have agreed to be bound pursuant to the terms of the following

CLAUSES:

First Clause. Issuing and Underwriting of CPO’s in Mexico; Offering Date; Firm Acceptance. (a) Subject to the terms and conditions hereinafter set forth (i) Accival does hereby agree to underwrite, by means of a public offering in Mexico, at the Per CPO Price (as such term is defined in the Second Clause below), those Firm CPO’s

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detailed in the Exhibit B attached hereto opposite to its name, and to coordinate with HSBC, the underwriting of those such Firm CPO’s detailed in the Exhibit B attached hereto opposite to its name under the heather “on its own name”, at the Per CPO Price; (ii) BBVA Bancomer does hereby agree to underwrite, by means of a public offering in Mexico, at the Per CPO Price, those Firm CPO’s detailed in the Exhibit B attached hereto opposite to its name; (iii) Santander does hereby agree to underwrite, by means of a public offering in Mexico, at the Per CPO Price, those Firm CPO’s detailed in the Exhibit B attached hereto opposite to its name; (iv) JPMorgan does hereby agree to underwrite, by means of a public offering in Mexico, at the Per CPO Price, such number of CPO’s equal to the Optional CPO’s (the maximum number of which is reiterated in the Exhibit B attached hereto opposite to its name). Each of the Lead Mexican Underwriters hereby agrees to underwrite the Offered CPO’s through direct sales with clients and sales made through their Mexican Syndicated investment firms (as such term is defined in the Seventh Clause below), provided, however, that in regards to HSBC, HSBC will underwrite Firm CPO’s among institutional investors as agreed to with Accival.

(b) Cemex hereby covenants and agrees to take all necessary steps to cause the Selling Shareholders to sell, and the Selling Shareholders hereby covenant and agree to sell, under the terms and subject to the conditions herein agreed to, such number of Firm CPO’s detailed in the Exhibit B attached hereto, at the Per CPO Price. Furthermore, in the event JPMorgan, acting through Mexican Syndicated investment firms, should exercise its Mexican Over-Assignment Option, then Cemex hereby agrees to sell, at the Per CPO Price, such number of Optional CPO’s in respect of which JPMorgan has exercised such option, the maximum number of which is specified in the Exhibit B attached hereto.

(c) The parties agree that the Offering in Mexico of the Offered CPO’s shall be made on September 23, 2009 (the “Offering Date”). The sale and purchase of Firm CPO’s shall be perfected by means of three (3) different recording transactions with the BMV, to be implemented independently by each of Accival, BBVA Bancomer and Santander on the Offering Date with respect to the Firm CPO’s specified in the Exhibit B attached hereto, provided, however, that the Firm CPO’s identified in the Exhibit B opposite the name of HSBC under the heather “on its own name”, shall include the register transactions to be implemented by Accival, BBVA Bancomer and Santander with the BMV on a pro-rated basis. Furthermore, on the Offering Date, JPMorgan shall make one (1) register transaction with the BMV with respect to those CPO’s subject matter of an over-assignment of the Mexican Offering, by using those CPO’s acquired through independent securities lending transactions consistent with the applicable law.

(d)(1) Accival hereby covenants to underwrite those Firm CPO’s which it is required to underwrite consistent with the terms of the Exhibit B attached hereto, among permitted investors at the Per CPO Price on the Offering Date and to transfer to HSBC, at the Per CPO Price, those Firm CPO’s which it is required to transfer consistent with the terms of the Exhibit B attached hereto, which HSBC will underwrite among permitted investors qualifying as institutional investors on the Offering Date. If Accival should fail to underwrite those [CPO’s] which it is required to underwrite, then Accival agrees to take those Firm CPO’s indicated in the Exhibit B attached hereto opposite to its name under the heather “on its own name”.

Certified Translation.

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(2) BBVA Bancomer hereby covenants to underwrite those Firm CPO’s which it is required to underwrite consistent with the terms of the Exhibit B attached hereto, among permitted investors at the Per CPO Price on the Offering Date, and upon its failure to do so, agrees to take those Firm CPO’s indicated in the Exhibit B attached hereto opposite to its name under the heather “on its own name”.

(3) Santander hereby covenants to underwrite those Firm CPO’s which it is required to underwrite consistent with the terms of the Exhibit B attached hereto, among permitted investors at the Per CPO Price on the Offering Date, and upon its failure to do so, agrees to take those Firm CPO’s indicated in the Exhibit B attached hereto opposite to its name under the heather “on its own name”.

(4) JPMorgan hereby covenants to underwrite, at the Per CPO Price on the Offering Date, those CPO’s which are the subject of an over assignment in the Mexican Offering among permitted investors.

(5) HSBC hereby covenants to underwrite those Firm CPO’s which it is required to underwrite consistent with the terms of the Exhibit B attached hereto, among permitted investors qualifying as institutional investors, at the Per CPO Price on the Offering Date, and upon its failure to do so, agrees to take those Firm CPO’s indicated in the Exhibit B attached hereto opposite to its name under the heather “on its own name”.

(6) If Accival, BBVA Bancomer and Santander should fail to underwrite those Firm CPO’s which they are required to underwrite as indicated in the Exhibit B attached hereto opposite to their [relevant] name under the heather “on its own name”, in spite of the obligation each of Accival, BBVA Bancomer or Santander have to do so, then Accival, JPMorgan, BBVA Bancomer and Santander agree to take the outstanding Firm CPO’s on equal parts.

(e) The Lead Mexican Underwriters covenant to pursue an equitable distribution of Offered CPO’s amongst permitted investors and third parties interested in purchasing Offered CPO’s.

(f) Up until the moment prior to the Firm CPO’s Payment Date (as such term is defined below) or subsequently, as part in the Mexican Offering, the Lead Mexican Underwriters may exchange CPO’s amongst them, free of any consideration, as agreed to by the relevant parties, through the systems of Indeval, and consistent with the terms of the Intersyndicate Agreement.

Second Clause. Consideration. (a) Each of the Sellers hereby acknowledges and accepts that the purchase price per Offered CPO to be offered pursuant with the terms hereof, shall be of $16.65 Pesos (Sixteen Pesos 65/100, Mexican Currency) (the “Per

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CPO Price”) and that the aggregate consideration [payable] for the Firm CPO’s shall be the sum of $5,411’250,000 Pesos (Five Thousand Four Hundred Eleven Million Two Hundred Fifty Thousand Pesos 00/100, Mexican Currency) (the “Aggregate Consideration for Firm CPO’s”), of which, $2,476’687,500 Pesos (Two Thousand Four Hundred Seventy Six Million Six Hundred Eighty Seven Five Hundred Pesos 00/100, Mexican Currency) shall be allocated among the Selling Shareholders (the “Aggregate Consideration to the Selling Shareholders for Firm CPO’s”), and $2,934’562,500 Pesos (Two Thousand Nine Hundred thirty Four Million Five Hundred Sixty Two Five Hundred Pesos 00/100, Mexican Currency) shall be allocated to Cemex (the “Aggregate Consideration to Cemex for Firm CPO’s”).

(b) Consistent with the terms agreed to by each of the Lead Mexican Underwriters in the paragraph (d), of the First Clause above, but excepting JPMorgan with respect to those CPO’s referred to in sub-paragraph (d)(4), each of the Lead Mexican Underwriters hereby agrees to pay to Cemex the Aggregate Consideration to Cemex for Firm CPO’s, minus any applicable commission fees pursuant to the terms of the Third Clause below, and to the Selling Shareholders the Aggregate Consideration to the Selling Shareholders for Firm CPO’s, minus any applicable commission fees pursuant to the terms of the Third Clause below, in both cases, precisely on September 28, 2009 (the “Firm CPO’s Payment Date”). Payment of the Aggregate Consideration for Firm CPO’s shall be made by means of transfer of the Aggregate Consideration for Firm CPO’s to the bank account maintained by Cemex with the Lead Mexican Underwriters, and with regards to the Selling Shareholders, maintained with the Selling Shareholders Trust. Payment of the Aggregate Consideration for the Optional CPO’s (as such term is defined in the Fifth Clause below), as applicable, shall be made consistent with the terms of the Fifth Clause below.

Third Clause. Commission Fees payable to the Lead Mexican Underwriters. (a) Subject to the terms and conditions herein set forth, (i) the Sellers hereby covenant to pay to the Lead Mexican Underwriters, on the Firm CPO’s Payment Date, a commission fee equal to four percent (4.0%) of the Aggregate Consideration for Firm CPO’s plus the relevant Value Added Tax, and (ii) Cemex covenant to pay to JPMorgan, on the Optional CPO’s Payment Date (as such term is defined in the Fifth Clause below), a commission fee equal to four percent (4.0%) of the Aggregate Consideration for the Optional CPO’s (as such term is defined in the Fifth Clause below) plus the relevant Value Added Tax, to be divided among the Lead Mexican Underwriters, as agreed amongst them and timely notified in writing to the Sellers.

(b) Cemex hereby agrees to pay, on each of the Firm CPO’s Payment Date and the Optional CPO’s Payment Date, as applicable, to Accival, JP Morgan, BBVA Bancomer and Santander, an additional commission fee equal to zero point five percent (0.5%) of the Aggregate Consideration for Firm CPO’s and of the Aggregate Consideration for the Optional CPO’s (applicable to the Optional CPO’s actually underwritten) (the “Additional Consideration”), plus the relevant Value Added Tax, of which, forty percent (40%) of the Additional Consideration shall be allocated with Accival, twenty percent (20%) of the Additional Consideration shall be allocated with JPMorgan, twenty percent (20%) of the Additional Consideration shall be allocated with BBVA Bancomer, and twenty percent (20%) of the Additional Consideration shall be allocated with

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Santander, provided, however, that after the Optional CPO’s Payment Date, the Lead Mexican Underwriters and the Company shall pay and offset amongst themselves the relevant amounts according to the percentages so assigned.

(c) Subject to the provisions of the final part of the paragraph (b) above, the commission fees referred to in the paragraphs (a) and (b) of this Third Clause shall be divided and paid among and by the Lead Mexican Underwriters in the relevant amounts owing to such parties and as agreed amongst themselves with regards to both, the Firm CPO’s and to the Optional CPO’s, if the Mexican Over-Assignment Option should be exercised.

(d) The Sellers agree that the commission fees referred to in the above paragraph (a) and, to the extent applicable, those commission fees referred to in the above paragraph (b), shall be deducted from the amounts payable to the Sellers on the Firm CPO’s Payment Date and, as applicable, to the Company on the Optional CPO’s Payment Date.

Fourth Clause. Delivery of Offered CPO’s. (a) To the extent not already completed on the date hereof, the Sellers hereby agree to deliver, through Indeval, the certificates representing the Offered CPO’s to Accival to JPMorgan, BBVA Bancomer and Santander, by means of deposit thereof in the account maintained by each of Accival, JPMorgan, BBVA Bancomer and Santader, respectively, with Indeval for such purposes and as indicated to Cemex and to the Selling Shareholders.

(b) The date and time of such delivery shall be (i) with regards to the Firm CPO’s, no later than 7:30 hours (Mexico City standard time), of September 23, 2009, or at any other date and time as agreed to in writing by the Lead Mexican Underwriters and the Company, and (ii) with regards to the Optional CPO’s, during BMV’s regular business transacting hours, but no later than 15:00 hours (Mexico City standard time), of the Option Exercise Date (as such term is defined in the Fifth Clause below), as determined by JPMorgan on the written notice to be delivered by such party to the Company in connection with its option to acquire such Optional CPO’s, or at any other date and time as agreed to in writing by JPMorgan and the Company.

Fifth Clause. Purchase of Optional CPO’s. Cemex hereby grants to the Lead Mexican Underwriters the option to over-assign, on the Offering Date, up to the total number of Optional CPO’s, in addition to the Firm CPO’s, and to that end does hereby grant JPMorgan the right to acquire up to the total amount of such Optional CPO’s, at a price equal to $811’687,500 Pesos (Eight Hundred Eleven Million Six Hundred Eighty Seven Five Hundred Pesos 00/100, Mexican Currency) or such other lesser amount, if the Lead Mexican Underwriters, acting through JPMorgan, fail to exercise their right to purchase the entirety of the Optional CPO’s (the “Aggregate Consideration for the Optional CPO’s”) consistent with the applicable law, and pursuant to the following provisions:

(a) the right to exercise the option for the purchase of Optional CPO’s may refer to a lesser amount than the total amount of such Optional CPO’s:

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(b) the election to purchase Optional CPO’s may be exercised through JPMorgan, in one occasion only, by means of written notice to Cemex to be delivered the next business day upon exercise of such option (the “Option Exercise Date”), provided, however, that such notice shall be delivered to Cemex no later than thirty (30) calendar days from and after the date hereof and shall specify the total number of Optional CPO’s to be purchased and the date in which such Optional CPO’s are to be delivered;

(c) each Optional CPO shall have been underwritten by JPMorgan by means of an equal number of CPO’s in the Mexican Offering, at a price per CPO equal to the Per CPO Price, and JPMorgan shall not be required to underwrite all or any of the Optional CPO’s;

(d) the registry of the relevant Optional CPO’s shall be effected by JPMorgan with the BMV on the Option Exercise Date;

(e) payment of the Aggregate Consideration for the Optional CPO’s and the relevant commission fees agreed to in the Third Clause hereof shall be made at the time and place the Optional CPO’s are paid as agreed to by the parties, and to be made three (3) business days following the Option Exercise Date and to the account maintained by the Company with JPMorgan or to such other account as instructed to it irrevocably in writing (the “Optional CPO’s Payment Date”);

(f) JPMorgan shall allocate the commission fees and expenses ensuing from payment of the Aggregate Consideration for the Optional CPO’s, among the Lead Mexican Underwriters in their relevant percentages and, to the extent applicable, shall pay the outstanding balance to the remainder of the Lead Mexican Underwriters, subject to the provisions of the final part of the paragraph (b) of the Third Clause above.

Sixth Clause. Stabilizing Transactions. (a) The Sellers acknowledge and agree that the Lead Mexican Underwriters, acting through JPMorgan, may implement transactions with the BMV aiming to stabilize the offering price of the Offered CPO’s, and that any such transactions are to be implemented under the terms and conditions agreed to with the International Underwriters, consistent with the terms and conditions agreed to in the Intersyindicate Agreement and consistent with the applicable law.

(b) The Sellers acknowledge and agree there is no obligation or commitment by the Lead Mexican Underwriters, acting through JPMorgan, to implement stabilizing transactions with regards to the offering price of the Offered CPO’s and that, if so implemented, such transactions may be discontinued at any time thereafter.

(c) The Lead [Mexican] Underwriters agree to share the losses or profits and the expenses ensuing from any such stabilizing transactions consistent with the terms of the Intersyndicate Agreement.

Seventh Clause. Mexican Syndicate: (a) The Sellers acknowledge that the Lead Mexican Underwriters shall be at liberty to invite other Mexican investment dealers

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(casas de bolsa) to participate in the Mexican Offering as members of a syndicate (the “Mexican Syndicate”). As agreed among them, the Lead Mexican Underwriters will be responsible for conforming and organizing the Mexican Syndicate, and for the distribution of commission fees, profits, losses and associated expenses ensuing from the over-assignment option and from the stabilizing transactions referred to in the Fifth and Sixth Clauses hereof, and the Company shall be under no obligation to pay any such amounts.

(b) Each of the Lead Mexican Underwriters covenants to include the same obligations as those applicable to the Lead Mexican Underwriters as per the terms of the Ninth Clause hereof, in any and all contracts they should enter into with the members of the Mexican Syndicate.

Eighth Clause. Affirmative Covenants of the Sellers.

(a) Each of the Sellers hereby covenants and agrees to cause their relevant controlling shareholders, directors, general directors, executive officers falling immediately under the general director, and all other officers directly responsible of the areas of finance, comptrollership and legal, to comply with the following:

(1) for a period of 90 (ninety) calendar days from and after execution hereof, they shall not offer, sell, promise to sell or in any other manner transfer title of any of the Company’s securities which may be similar to the Securities, including, without limitation, any securities convertible to, or otherwise granting the right to receive, Shares or any other similar security of the Company, without the prior written consent of the Lead Mexican Underwriters (except for those securities subject matter of the International Offering, securities which the Company is required to tender with regards to employee [stock] options and securities convertible to, or otherwise granting the right to receive CPO’s, and underwritten within the period one hundred and eighty (180) days following the Mexican Offering), and

(2) they shall not, directly or indirectly, undertake or pursue (and they shall cause their Subsidiaries not to undertake or pursue) any action intended to, or which constitutes, or which could reasonably constitute, or have the result of, the stabilization or manipulation of the price of any securities issued by the Company (including the Securities), or which otherwise facilitates the sale of the Securities.

Ninth Clause. Negative Covenants of the Lead Mexican Underwriters.

(a) Each of the Lead Mexican Underwriters has offered and covenants to offer the Offered CPO’s only in Mexico and agrees not offer or sell, directly or indirectly, the Offered CPO’s to any person or corporation located in the United States of America or in any other country other than Mexico, except to the extent permitted by the terms of this Ninth Clause. For the purposes of this Ninth Clause, an offer or sale is deemed to be made in the United States of America or in any other country, if the offer is made to natural persons or corporations (of any type) residing, or whose agents are residents, in the United States of America or any other country.

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(b) Each of the Lead Mexican Underwriters hereby agrees and covenants not to:

(1) acquire, on its own name, any of Securities (except for the Firm CPO’s and, as applicable, the Optional CPO’s);

(2) file, on its own name, purchase offers relating to the CPO’s, in the trading floor of the BMV, except for the stabilization transactions conducted as per the terms of the Sixth Clause above;

(3) directly or by means of a subsidiary or affiliate, make offers or purchases, intending to affect the market of CPO’s, whether apparent or actual, or which otherwise have the effect of increasing the price of the CPO’s, except for the stabilization transactions conducted as per the terms of the Sixth Clause above and for the transactions conducted by investment companies to which they may be affiliated to;

(4) recommend the purchase of CPO’s other outside the Mexican Offering;

(5) promote the offer of CPO’s relying on information different from the information contained in the Mexican Prospectus, or distribute the Mexican Prospectus in the United States or in any country other than Mexico;

(6) do any action which could, generally, induce third parties to purchase CPO’s, except for those actions which are required to be done as a result of the Mexican Offering;

(7) include publicity or advertisements referring to the Company, in mass media materials circulated in the United States of America or in any country other than Mexico;

(8) circulate printed materials referring to the Company, to investors having their domiciles located in the United States of America or in any country other than Mexico;

(9) give seminars in the United States or in any other country, except for Mexico, where the issuing and sale of the Offered CPO’s is discussed or addressed;

(10) except for Mexico, make any king of publicity in the United States or in any other country, referring to the offer of the Offered CPO’s; and

(11) in general terms, undertake or do any other activity relating to the offer of the Offered CPO’s directed to the United States or any other country, except for Mexico, purporting to influence the market of CPO’s.

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(c) The negative covenants referred to in the paragraphs (1) and (3) of the section (b) above, shall be effective from the date of execution hereof and until otherwise agreed to by the Lead Mexican Underwriters and the International Underwriters, or otherwise, whenever the Global Coordinator should notify the Lead Mexican Underwriters, or otherwise, when the Lead Mexican Underwriters have gained knowledge, by any means, that the distribution of the Company’s Securities in the international markets has ceased, whichever is first.

(d) Each of the Lead Mexican Underwriters agrees to offer the Offered CPO’s [for purchase] among the investing public, consistent with the terms and conditions set forth in the Mexican Prospectus.

(e) Each of the Lead Mexican Underwriters warrants and represents that, since the date of its appointment as potential underwriter for the Offered CPO’s, it has not undertaken any of the actions referred to in the paragraphs (4) to (11), of this section (b). The negative covenants referred to in the paragraphs (4) to (11), of this section (b), shall be effective from this date and until such date as agreed to by the Lead Mexican Underwriters and the International Underwriters, or otherwise, whenever the Global Coordinator should notify the Lead Mexican Underwriters that the distribution of the Securities of Cemex in the international market has ceased, or otherwise, whenever the Lead Mexican Underwriters have gained knowledge, by any means, that the distribution of the Securities of Cemex in the international market has ceased, provided, however, that with regards to any kind of analysis relating to Cemex, including, without limitation, any reports to be circulated among their clientele, as prepared by the relevant areas of any of the Lead Mexican Underwriters, the negative covenants referred to in the paragraphs (4) to (11), of this section (b), shall become effective on October 3, 2009.

(f) Each of the Lead Mexican Underwriters covenants to include the same limitations as those agreed to in this Clause, in any and all contracts they should enter into with the members of the Mexican Syndicate, and the obligation of such members to include such limitations in any and all contracts they should enter into with other authorized underwriters participating in the Mexican Offering.

Tenth Clause. Expenses. (a) The Company hereby agrees to pay or reimburse the Lead Mexican Underwriters, each and all of the reasonable and documented fees and expenses incurred or paid in connection with the execution hereof, performance consistent with the terms hereunder or to the underwriting of the Offered CPO’s, including, without limitation, payments made to the CNBV, the BMV or to Indeval, expenses relating to printout of the Mexican Prospectus, press expenses relating to the Mexican Offering, expenses associated to meetings and presentations to individuals or possible investors, legal fees of the counsel for the Lead Mexican Underwriters, travel expenses and other associated expenses, and any applicable taxes.

(b) All fees and expenses and any applicable taxes referred to in the paragraph (a) above, shall be paid by Cemex to the relevant Lead Mexican Underwriters, or to their duly appointed designees, within three (3) days following the date in which the relevant Lead Mexican Underwriters has submitted a detailed statement in writing of the same.

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Eleventh Clause. Conditions Precedent and Conditions Subsequent.

(a) The parties hereby agree that the effectiveness of this Agreement is subject to, and conditioned upon, the occurrence of the following conditions precedent:

(1)

that prior to 8:00 a.m., of the Firm CPO’s Payment Date, the Lead Mexican Underwriters shall have received a written opinion from the legal counsel of the Company, and from the legal counsel of each of the Selling Shareholders, Mr. Ramiro Villarreal Morales, in connection with the Mexican Offering, amongst other things, in form and substance satisfactory to the Lead Mexican Underwriters;

(2)

that prior to 8:00 a.m., of the Firm CPO’s Payment Date, the Lead Mexican Underwriters shall have received a statement letter from the external auditors of the Company, setting forth the due incorporation and consistency of the financial information contained in the Mexican Prospectus (known as comfort letter) with the relevant financial statements of the Company; and

(3)	that the Authorizations shall have been obtained and the same be in full force and effect.

(b) The parties hereby agree that upon the occurrence of any of the following conditions subsequent on or prior to the Firm CPO’s Payment Date or of the Optional CPO’s Payment Date, as applicable, the obligations of the Lead Mexican Underwriters hereunder shall be resolved, with no liability whatsoever for any of the Lead Mexican Underwriters, as if such obligations had never existed:

(1)

(A) [any of] the Company or any of its Subsidiaries, from the date of their last audited financial statements as included or incorporated by reference in the Mexican Prospectus, should sustain a material loss or interference in connection with their business ensuing from any event, whether or not insured, or from any labor conflict or legal or governmental action, except to this extent such event has been disclosed in the Mexican Prospectus, or (B) as of the date of the Mexican Prospectus, any change has occurred in the capital stock or long term debt of the Company or any of its Subsidiaries, or any change or circumstance which affects the ordinary course of the business, the administration, the financial position, the capital stock or the operational results of the Company or its Subsidiaries, except to this extent such events have been disclosed in the Mexican Prospectus, which effect, in any of the events described in the above paragraphs (A) or (B), at the reasonable discretion of any of the Lead Mexican Underwriters, should be adverse and material in nature, and prevents or

Certified Translation.

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otherwise makes unadvisable to move forward with the Mexican Offering in the terms and conditions provided for in the Mexican Prospectus or in this Agreement;

(2)

(A) a reduction in the rating issued by a rating agency, to the debt instruments issued by the Company, or (B) a notice released by any of the abovementioned rating agencies, advising that it is reviewing or revising the rating of the debt instruments issued by the Company;

(3)

the occurrence of any of the following events: (A) the suspension or otherwise substantial limitation to the trading of the securities, generally, with the New York Stock Exchange, with any of the lead European stock exchange markets or with the BMV; (B) the suspension or otherwise substantial limitation to the trading of the securities issued by the Company with the New York Stock Exchange or with the BMV; (C) a general suspension should be declared by the competent authorities, in the banking activities in New York or in Mexico, or there shall be a significant disturbance in the commercial banking services or with regards to payment of securities in the United States of America, the European continent or in Mexico; (D) commencement or otherwise increase of hostilities involving the United States of America or Mexico, or a declaration of war or national emergency, made by Mexico or the United States of America, or (E) the occurrence of a crisis or change in the political, financial or economic condition, or in the applicable exchange rate, or in the ordinances governing the exchange rates, in the United States of America, the European continent, Mexico or any other jurisdiction, if the events referred to in the paragraphs (D) or (E) above, at the reasonable discretion of any of the Lead Mexican Underwriters, should prevents or otherwise makes unadvisable to move forward with the Mexican Offering;

(4)	the registration statement of the Offered CPO’s to be sold by Cemex with the RNV should be canceled by the CNBV or otherwise the listing of the CPO’s with the BMV should be canceled;

(5)	any of the Lead Mexican Underwriters is unable to underwrite the Offered CPO’s as a matter of law or otherwise due to an order of a competent [governmental] authority;

(6)	the Lead Mexican Underwriters shall have terminated the International Underwriting Agreement;

(7)	Cemex or the Selling Shareholders shall have failed to underwrite the certificates representing the Offered CPO’s with the Lead Mexican Underwriters, in the time and form herein agreed to;

(8)	the bankruptcy, insolvency or any other similar event affecting the Company or any of its material Subsidiaries.

Certified Translation.

June 5, 2010.

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(c) The parties hereby agree that, without forfeiting the right to the same subsequently, the Lead Mexican Underwriters may waive any of the above conditions; and the waiver of any condition by the Lead Mexican Underwriters shall not be construed as a waiver of any other condition.

Twelfth Clause. Indemnity. (a) Cemex and each of the Selling Shareholders, jointly, agree to indemnify and hold each of the Lead Mexican Underwriters and their relevant immediate or ultimate, direct or indirect, holding companies (in other words, Grupo Financiero Banamex, J.P. Morgan Grupo Financiero, Grupo Financiero BBVA Bancomer, Grupo Financiero Santander and Grupo Financiero HSBC), and their relevant affiliates and subsidiaries, and their relevant shareholders, directors, employees, agents or advisors, and those of their relevant holding companies, direct or indirect subsidiaries and affiliates (the “Indemnified Parties”), free and harmless, from and against, any and all claims, proceedings, actions or complaints of any nature whatsoever filed, commenced or pursued against the Indemnified Parties, by virtue of any action or omission while performing with the terms of this Agreement, deriving from any action or omission in connection with the Global Offering, deriving from any inaccurate or misleading information contained in the Mexican Prospectus or deriving from the execution or performance hereunder. Therefore, the Company and the Selling Shareholders, jointly, covenant to pay or otherwise reimburse each of the Indemnified Parties, all damages, expenses, costs, court costs or other liabilities of any nature whatsoever, sustained or incurred by any of the Indemnified Parties, resulting from any actual or threatened claim, proceeding, action or demand, of any nature whatsoever, except and to the extent such damages, expenses, costs, court costs or other liabilities, are the result of the negligent or willful actions or omissions of the relevant Indemnified Party, as declared by firm judgment rendered by a court with competent jurisdiction.

(b) Each of the Lead Mexican Underwriters hereby covenants, individually, to indemnify and hold each and all of the Sellers, and their relevant shareholders, directors, employees, agents or advisors (the “Cemex Indemnified Parties”), free and harmless, from and against, any and all claims, proceedings, actions or complaints of any nature whatsoever filed, commenced or pursued against them, resulting from any information the relevant Lead Mexican Underwriter should have submitted to the Sellers in writing, in connection with its condition or its activities, for incorporation in the Mexican Prospectus, provided, however, for the avoidance of doubt, that each of the Lead Mexican Underwriters shall only be liable for the information that such Lead Mexican Underwriter should have made available and in no event any Lead Mexican Underwriter shall be liable for the actions of, or for the information supplied by, the remainder Lead Mexican Underwriters. Therefore, the relevant Lead Mexican Underwriter, individually, hereby agrees to pay or reimburse to each of the Cemex Indemnified Parties, all damages, expenses, costs, court costs or other liabilities of any nature whatsoever, sustained or incurred by any of the Cemex Indemnified Parties, resulting from any actual or threatened claim, proceeding, action or demand, of any nature whatsoever, except and to the extent such damages, expenses, costs, court costs or other liabilities, are the result of the negligent or willful actions or omissions of the relevant Cemex Indemnified Party, as declared by firm judgment rendered by a court with competent jurisdiction.

Certified Translation.

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Thirteenth Clause. Effective Agreement. (a) This Agreement shall be when all of the conditions precedent herein contained have occurred or otherwise been fully satisfied, and shall remain in full force until occurrence of the first of the following events (i) performance and compliance of each and all of the obligations contained herein by the parties hereto, or (ii) termination of this Agreement due to the occurrence of any condition subsequent hereunder. Notwithstanding anything herein to the contrary and notwithstanding the termination of this Agreement, the obligations of the parties as set forth in the Tenth, Twelfth, Fourteenth and Fifteenth Clauses, and any other provision related thereto, shall remain in full force and effect.

(b) The obligations of each of the Lead Mexican Underwriters herein contained are several and not joint with the other Lead Mexican Underwriters, therefore, breach hereunder by any one of them [individually] shall not be construed and shall not result in the breach by the remainder Lead Mexican Underwriters.

Fourteenth Clause. Notices. Any notice of any kind whatsoever required from the parties hereunder, shall be given personally or by facsimile transmission. Notices by or to the parties shall be made in writing, in a conclusive manner, and to the following domiciles or numbers:

If to Cemex:

Av. Ricardo Margain Zozaya No. 325,

Col. Valle del Campestre,

66265, San Pedro Garza Garcia,

Nuevo Leon.

Telephone: (81) 8888-4480

Fax: (81) 8888-4432

Attention to: Humberto Moreira Rodriguez

If to the Selling Shareholders:

Av. Ricardo Margain Zozaya No. 325,

Col. Valle del Campestre,

66265, San Pedro Garza Garcia,

Nuevo Leon.

Telephone: (81) 8888-4480

Fax: (81) 8888-4432

Attention to: Humberto Moreira Rodriguez

If to Accival:

Paseo de la Reforma No. 398,

Col. Juarez,

06600, México, Distrito Federal.

Telephone: 1226-0667

Fax: 5326-4857

Attention to: Ignacio Gómez Daza Alarcón

Certified Translation.

June 5, 2010.

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If to JPMorgan:

Paseo de las Palmas No. 405,

Piso 16, Col. Lomas de Chapultepec,

11000, Mexico, Distrito Federal.

Telephone: 5540-9333

Fax: 5540-9306

Attention to: Legal Department

If to BBVA Bancomer:

Montes Urales No. 620,

Segundo piso,

Col. Lomas de Chapultepec,

11000, Mexico, Distrito Federal.

Telephone: (55) 5201-2056/2358

Fax: (55) 5201-2054/2317

Attention to: Ruy Halffter Marcet and Giampiero Bellucci Sanchez

If to Santander:

Prol. Paseo de la Reforma No. 500,

Módulo 109,

Col. Lomas de Santa Fe, Álvaro Obregón

01219, México, Distrito Federal.

Telephone: 5257-8000

Fax: 5261-5169

Attention to: Jorge H. Pigeon Solórzano

If to HSBC:

Paseo de la Reforma No. 347,

Col. Cuauhtemoc,

06500, Mexico, Distrito Federal

Telephone: 5721-2027 Fax: 5721-6150

Attention to: Direction of Operations.

Fifteenth Clause. Jurisdiction and Governing Law.

(a) The foregoing Agreement shall be governed and construed in accordance with the applicable laws of Mexico.

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(b) Each of the parties hereto irrevocably (i) submits to the jurisdiction and venue of the competent courts sitting in Mexico City, Federal District, and (ii) hereby waives the benefit of any other forum available to them by virtue of their present or future domiciles.

Sixteenth Clause. Prior Agreements. This Agreement constitutes the entire understanding between the Parties in connection with the matters contemplated herein and supersedes any other agreement or understanding of any nature whatsoever, entered in connection with the matters contemplated herein.

Seventeenth Clause. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all counterparts taken together shall constitute one and the same contract.

Eighteenth Clause. Exhibits. The parties hereto agree that the Exhibits hereof shall be deemed an integral part of this Agreement, and incorporated hereto by this reference.

IN WITNESSETH WHEREOF, the parties have caused this Underwriting Agreement to be executed on September 22, 2009, in ten (10) counterparts, in Mexico City, Federal District.

[REMAINDER OF PAGE DELIBERATELY IN BLANK]

Certified Translation.

June 5, 2010.

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CEMEX, S.A.B. DE C.V.

By:	/s/ Jaime Armando Chapa Gonzalez
Name:	Jaime Armando Chapa Gonzalez
Position:	Agent

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CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V.

By:	/s/ Jaime Armando Chapa Gonzalez	By:	/s/ Rene Delgadillo Galvan
Name:	Jaime Armando Chapa Gonzalez	Name:	Rene Delgadillo Galvan
Position:	Agent	Position:	Agent

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EMPRESAS TOLTECA DE MEXICO, S.A. DE C.V.

By:	/s/ Jaime Armando Chapa Gonzalez	By:	/s/ Rene Delgadillo Galvan
Name:	Jaime Armando Chapa Gonzalez	Name:	Rene Delgadillo Galvan
Position:	Agent	Position:	Agent

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PETROCEMEX, S.A. DE C.V.

/s/ Hector Medina Aguiar
By:	Mr. Hector Medina Aguiar
Position:	Agent

Certified Translation.

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ACCIONES Y VALORES BANAMEX, S.A. DE C.V., CASA DE BOLSA, INTEGRANTE DEL GRUPO FINANCIERO BANAMEX

By:	/s/ Ignacio Gomez-Daza Alarcon
Ignacio Gomez-Daza Alarcon
Position:	Agent

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J.P. MORGAN CASA DE BOLSA, S.A. DE C.V., J.P. MORGAN GRUPO FINANCIERO

By:	/s/ Jose Oriol Bosch Par
Name:	Jose Oriol Bosch Par
Position:	Agent

Certified Translation.

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CASA DE BOLSA BBVA BANCOMER, S.A. DE C.V.,

GRUPO FINANCIERO BBVA BANCOMER

By:	/s/ Ruy Halffter Marcet	By:	/s/ Luis Pablo Gerardo Bustamante Desdier
Name:	Ruy Halffter Marcet	Name:	Luis Pablo Gerardo Bustamante Desdier
Position:	Agent	Position:	Agent

Certified Translation.

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CASA DE BOLSA SANTANDER, S.A. DE C.V.,

GRUPO FINANCIERO SANTANDER

By:	/s/ Jose Antonio Gomez Aguado	By:	/s/ Jorge Humerto Pigeon Solorzano
Name:	Jose Antonio Gomez Aguado	Name:	Jorge Humerto Pigeon Solorzano
Position:	Agent	Position:	Agent

Certified Translation.

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CASA DE BOLSA HSBC, S.A. DE C.V., GRUPO FINANCIERO HSBC

By:	/s/ Fernando Perez Saldivar
Name:	Fernando Perez Saldivar
Position:	Agent

Certified Translation.

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Exhibit A

Selling Shareholder	CPO’s
1.- Centro Distribuidor de Cemento, S.A. de C.V.	208’021,083
2.- Empresas Tolteca de México, S.A. de C.V.	136’835,310
3.- Petrocemex, S.A. de C.V.	250’143,607

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Exhibit B

	Lead Mexican Underwriter	Firm CPO’s	Optional CPO’s
1.	Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, integrante del Grupo Financiero Banamex
	On its behalf	61’250,000	--
	On behalf of third parties	43’286,239	--
2.	J.P. Morgan Casa de Bolsa, S.A. de C.V., J.P. Morgan Grupo Financiero
	On its behalf	--	Up to 48’750,000
	On behalf of third parties	--	--
3.	Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer
	On its behalf	61’250,000	--
	On behalf of third parties	43’286,239	--
4.	Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander
	On its behalf	57’500,000	--
	On behalf of third parties	43’286,239	--
5.	HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC
	On its behalf	15’141,283	--
	On behalf of third parties	--	--

Certified Translation.

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